UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: September 8, 2016

(Date of earliest event reported)

Arcadia Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37383	81-0571538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

202 Cousteau Place, Suite 105

Davis, CA 95618

(Address of principal executive offices, including zip code)

(530) 756-7077

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 8, 2016, the Company announced the appointment of Matthew T. Plavan as the new Chief Financial Officer of the Company, effective September 12, 2016 (“Effective Date”). Mr. Plavan, age 52, brings nearly 30 years of financial and executive leadership experience to the Company in the areas of business operations, fiscal management and strategy, commercial partnering, M&A and integration activities, and public and private equity fundraising. Mr. Plavan served in multiple executive capacities, including CFO, COO and CEO with Cesca Therapeutics, Inc., a company engaged in research, development and commercialization of autologous cell-based therapeutics, from 2005 until 2015. Prior to that, Mr. Plavan held CFO positions with venture and private equity-backed technology companies, including StrionAir, Inc. from 2002 to 2005, and InPhonic, Inc. (formerly Reason Inc.) from 2000 to 2002. Mr. Plavan also held executive finance positions with McKesson Corporation from 1993 to 2000 and audit and advisory management positions with Ernst & Young from 1987 to 1993. Mr. Plavan is a certified public accountant and earned a bachelor of arts degree in business economics from the University of California, Santa Barbara. A copy of the press release issued by the Company on September 8, 2016 is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. Plavan’s offer letter establishes his base salary as $280,000 per annum and his target bonus opportunity as 35% of his annual base salary.  Additionally, the offer letter provides for a grant of multiple options to purchase shares of the common stock of the Company as follows:  125,000 shares at the closing price per share of the common stock of the Company on the date of grant, which will be the Effective Date; 150,000 shares at $6.00 per share; 150,000 shares at $8.00 per share; 37,500 shares at $12.00 per share; and 37,500 shares at $15.00 per share.  Mr. Plavan’s options vest over 4 years (25% on the one-year anniversary of the Effective Date, with the remaining 75% vesting in 36 equal monthly installments thereafter), subject to his continued service.

As set forth in the offer letter, and consistent with the Company’s other named executive officers, Mr. Plavan’s employment will be “at-will.”  Mr. Plavan will, however, enter into a severance and change in control agreement with the Company (the “CIC Agreement”), which by its terms will expire on the third anniversary of the Effective Date.  Pursuant to the CIC Agreement, if the Company terminates Mr. Plavan’s employment for a reason other than cause or Mr. Plavan’s death or disability at any time other than during the twelve-month period immediately following a change of control, then Mr. Plavan will receive the following severance benefits from the Company:  (i) severance in the form of base salary continuation for a period of six months; and (ii) reimbursement for premiums paid for coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for the executive and the executive’s eligible dependents for up to six months.

If during the twelve-month period immediately following a change of control, (x) the Company terminates Mr. Plavan’s employment for a reason other than cause or Mr. Plavan’s death or disability, or (y) Mr. Plavan resigns from employment for good reason, then, in lieu of the above described severance benefits, Mr. Plavan shall receive the following severance benefits from the Company:  (i) severance in the form of base salary continuation for a period of twelve months; (ii) reimbursement for premiums paid for coverage pursuant to COBRA, for Mr. Plavan and his eligible dependents for up to twelve months; and (iii) vesting shall accelerate as to 100% of all of Mr. Plavan’s outstanding equity awards.

Mr. Plavan’s receipt of severance payments or benefits pursuant to the CIC Agreement is subject to his signing a release of claims in the Company’s favor and complying with certain restrictive covenants set forth in the CIC Agreement.  The CIC Agreement contains a “better after-tax” provision, which provides that if any of the payments to Mr. Plavan constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to Mr. Plavan, whichever results in him receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code, in each case based upon the highest marginal rate for the applicable tax.

There are no family relationships between any director or executive officers of the Company and Mr. Plavan, and no transactions reportable under Item 404(a) of Regulation S-K in which he has a direct or indirect material interest. Further, there are no arrangements or understandings between Mr. Plavan and any other person pursuant to which he was appointed to serve as Chief Financial Officer.

In connection with Mr. Plavan’s appointment, Steven F. Brandwein will step down as Interim Chief Financial Officer of the Company and assume his prior role of Vice President of Finance and Administration, reporting to Mr. Plavan, effective September 12, 2016.  Mr. Brandwein will retire from the Company after an orderly transition of his responsibilities to Mr. Plavan, the new Chief Financial Officer, is complete. Mr. Brandwein was appointed Interim Chief Financial Officer on October 15, 2015 while the Company conducted a search for a Chief Financial Officer.

The foregoing description of Mr. Plavan’s offer letter and CIC Agreement is a summary and is qualified in its entirety by reference to the offer letter and appended form of CIC Agreement, which are attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Offer Letter and appended form of Severance and Change In Control Agreement between the Company and Matthew T. Plavan, dated August 26, 2016.
99.1	Press release issued by Arcadia Biosciences, Inc. entitled “ARCADIA BIOSCIENCES NAMES NEW CHIEF FINANCIAL OFFICER” dated September 8, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCADIA BIOSCIENCES, INC.

Date: September 8, 2016	By:	/s/ WENDY S. NEAL
	Name:	Wendy S. Neal
	Title:	Vice President, Chief Legal Officer & Secretary